EXHIBIT 10.6

CONFIRMATION

Date:	September 5, 2003

To:	Von Karman Funding LLC
18400 Von Karman, Suite 1000
Irvine, CA 92616
Attention: Mr. Kevin Cloyd
Telephone: 949-440-7030
Facsimile No: 949-440-7033

From:	Citibank, N.A. New York
333 West 34th Street, 2nd Floor
New York, New York 10001
Attention: Confirmations Unit
Telephone: 212-615-8981
Facsimile No.: 212-615-8985

Re:	Transaction Reference No. 50034056

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Swap Transaction entered into between Citibank, N.A. (“Party A”) and Von Karman Funding LLC (“Party B”) on the Trade Date referred to below (the “Transaction”). It constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in (i) the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the provision of this Confirmation, this Confirmation will govern.

1.	This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement, dated as of September 5, 2003 as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below. Unless otherwise defined in this Confirmation or in the Definitions, capitalized terms used herein have the meanings ascribed to such terms in the Mortgage Loan Purchase and Servicing Agreement or the Security Agreement.

2.	The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	September 5, 2003

Effective Date:	September 17, 2003

Termination Date:	The earlier of (i) September 17, 2006, subject to annual

extension upon agreement of Party B and Party A and (ii) the Program Termination Date in accordance with the Agreement.

Business Day:	Any day other than (i) Saturday and Sunday or (ii) a day on which banking institutions or foreign exchange markets in New York City are authorized or required by law, regulation or executive order to be closed for business.

Business Day Convention:	Following.

Notional Amount:	With respect to any Payment Date, the notional amount of this Transaction will equal the product of (i) the Sharing Percentage multiplied by (ii) the sum of (x) the average of the aggregate Outstanding Purchase Price of all Mortgage Loans owned by Party B on each day during the related Calculation Period and (y) the average of any cash and Eligible Investments held by Party B on each day during the related Calculation Period.

Maximum Notional Amount:	In no event will the aggregate notional amount of this Transaction exceed USD 2,000,000,000, or such other amount as may be provided in a written agreement between the parties hereto, provided however, that such agreement may not reduce the aggregate maximum notional amount of this Transaction to an amount less than the Program Size on the date of such agreement.

Sharing Percentage:	The percentage expressed as a fraction, the numerator of which is the Maximum Notional Amount and the denominator of which is the Program Size.

Calculation Period:	With respect to each Payment Date, the calendar month immediately preceding such Payment Date; provided, however, solely for purposes of calculating Issuer Funding Cost and accrued interest received on sales of Mortgage Loans with respect to each Payment Date, “Calculation Period” shall mean the period from but excluding the prior Payment Date to and including such Payment Date, except that in each case (a) the initial Calculation Period will commence on, and include, the Effective Date and (b) the final Calculation Period will end on, and include, the Termination Date.

Payment Dates:	The 25th day of each month (or, if any such day is not a Business Day, the next following Business Day).

Interim Payment Dates:	Each day on which a deposit is made into the Collateral Account in respect of: (1) proceeds from the sale or securitization of a Mortgage Loan; or (2) a prepayment in full of a Mortgage Loan (each such date, a “Loan Termination Date”; and each Mortgage Loan which is sold or prepaid in full is referred to as a “Terminated Loan”); provided, however, if the Servicer is not notified by 1:00 p.m. New York City time at least one Business

Day in advance that a deposit in respect of (1) and (2) above is going to be made, such deposit shall be deemed to occur on the Business Day immediately following the day on which such deposit was made, and the Mortgage Loan in respect of which such deposit was made shall be deemed to be a Terminated Loan on the Business Day immediately following the day on which such deposit was made.

Calculation Agent:	The Servicer. Party B shall ensure that the Calculation Agent will perform its obligations in good faith and shall, upon the reasonable request of Party A, (i) provide a report to Party A in accordance with Section 4.24 of the Mortgage Loan Purchase and Servicing Agreement and (ii) provide a certified statement to Party A showing in reasonable detail such calculations, specifying the source of the calculations and providing copies of all material documents and information relied upon by the Calculation Agent in performing its obligations hereunder. Party A acting in good faith may dispute any calculation of the Calculation Agent and the parties shall use reasonable efforts to resolve any disputes concerning such calculations.

1. Party A Floating Payments:

2. Party A Floating Amount:	On the Business Day immediately preceding each Payment Date, Party A will pay Party B an amount equal to the product of (i) the Sharing Percentage and (ii) the excess of (A) the Issuer Funding Cost for the related Calculation Period (net of any amounts previously paid by Party A in respect of payments for accrued interest on Extended Notes as a Party A Accrued Interest Payment made since the preceding Payment Date) over (B) the actual amounts, if any, that are withdrawn from the Reserve Fund (to the extent such amounts are available in the Reserve Fund) in respect of Delinquent Loans or Defaulted Loans pursuant to Section 6.05(d) of the Security Agreement. For the avoidance of doubt, the amount of each Party A Floating Amount actually payable (if any) with respect to any Payment Date shall be calculated after giving payment netting pursuant to Part 4(j) of the Schedule.

Party A Interim Floating Amount:	On each Interim Payment Date, Party A will pay Party B an amount equal to the product of (i) the Sharing Percentage and (ii) the sum of all Partial Termination Payments with a positive value for all Partial Terminations effected on such date.

Party A Accrued Interest Payment:	Party A will pay an amount equal to the product of (i) the Sharing Percentage and (ii) the accrued and unpaid interest on Extended Notes paid in full on the related Accrued Interest Payment Date.

Party A Accrued Interest Payment Date:	The Business Day immediately preceding any day (other than a Payment Date) on which any Extended Notes are paid in full (an “Accrued Interest Date”).

1. Party B Floating Payments:

2. Party B Floating Amount:	On each Payment Date, Party B will pay Party A an amount equal to the product of (i) the Sharing Percentage and (ii) (A) minus (B) where (A) equals the sum of (i) the aggregate amount of the interest and any penalties (including prepayment penalties) on the Mortgage Loans received with respect to the related Calculation Period and deposited into the Collateral Account on or prior to such Payment Date, (ii) Deferred Amounts received by Party B during the related Calculation Period and not previously included in the payment amount paid to Party A on any previous Interim Payment Date and (iii) reinvestment income received during the related Calculation Period on amounts on deposit in the Collateral Account and where (B) equals the sum of (i) Excluded Accrued Interest, (ii) the Allocated Expenses payable on such Payment Date (including the Servicing Fee paid to the Servicer for the related Calculation Period), (iii) the Acquisition Date Accrued Interest for the related Calculation Period and (iv) the Holdback Amount for such Payment Date.

Party B Interim Floating Amount:

On each Interim Payment Date, Party B will pay Party A by 12:00 noon New York City time an amount equal to the product of (i) the Sharing Percentage and (ii) the excess of (a) the sum of the absolute value of all negative Partial Termination Payments for all Partial Terminations effected on such date plus all Deferred Amounts received by Party B and not previously paid to Party A prior to such date over (b) the Holdback Amount for such Interim Payment Date.

1.

Definitions:  In this Confirmation,

“Acquisition Date Accrued Interest” means with respect to any Mortgage Loan, the amount of interest, if any, accrued and unpaid on the date of acquisition of such Mortgage Loan by Party B.

“Deferred Amount” has the meaning set forth in the Mortgage Loan Purchase and Servicing Agreement.

“Defaulted Loan” has the meaning set forth in the Mortgage Loan Purchase and Servicing Agreement.

“Delinquent Loan” has the meaning set forth in the Mortgage Loan Purchase and Servicing Agreement.

“Excess Spread” has the meaning set forth in the Security Agreement.

“Excluded Accrued Interest” means any accrued interest not identified on the date of a Partial Termination Payment and included in the determination of sales price for the related sold or securitized Mortgage Loan.

“Holdback Amount” means, (A) with respect to any Payment Date, an amount equal to the lesser of (i) the Excess Spread for such Payment Date and (ii)(x) the amount withdrawn in accordance with Section 6.05(c) of the Security Agreement and (y) to the extent not paid in (x) above, such additional amount as is required to cause the Available Amount of the Reserve Fund to equal the Required Reserve Fund Amount and (B) with respect to any Interim Payment Date, an amount equal to such additional amount as is required to cause the Available Amount of the Reserve Fund to equal the Required Reserve Fund Amount.

“Initial Purchase Price” shall have the meaning set forth in the Mortgage Loan Purchase and Servicing Agreement.

“Issuer Funding Cost” shall mean, with respect to any Calculation Period, an amount equal to the sum of (i) with respect to a Calculation Period in which interest-bearing Secured Liquidity Notes matured, the amount of accrued interest on such Notes, (ii) with respect to a Calculation Period in which non-interest bearing Secured Liquidity Notes matured, the accrued discount in respect of such Secured Liquidity Notes and (iii) with respect to any Calculation Period in which a Distribution Date for the Extended Notes occurs, the amount of accrued and unpaid interest payable in respect of the Extended Notes on such Distribution Date.

“Loan Termination Date” has the meaning set forth in the section entitled “Interim Payment Dates.”

“Mortgage Loan Purchase and Servicing Agreement” shall mean the Mortgage Loan Purchase and Servicing Agreement, dated as of September 5, 2003, by and among New Century Mortgage Corporation, as Servicer and Seller, and Party B, as Purchaser, as such agreement may be amended, modified or supplemented from time to time.

“Outstanding Purchase Price” has the meaning set forth in the Mortgage Loan Purchase and Servicing Agreement.

“Partial Termination” means the occurrence of a Loan Termination Date.

“Partial Termination Payment” means an amount, which may be positive or negative, calculated with respect to each Terminated Loan (I) which is sold by Party B or securitized equal to the difference between (i) the Outstanding Purchase Price of such Terminated Loan and (ii) the sum of (A) sales proceeds (net of any Deferred Amounts, if any, and any accrued interest if determinable on such date) of the Mortgage Loan to which the Partial Termination relates (which sales proceeds in the case of a bundled whole loan sale or a securitization shall equal the sales proceeds for the related bundle of loans or securitization) and (B) the amount, if any, withdrawn from the Market Value Reserve Account pursuant to Section 6.05(c)(i) of the Security Agreement and the Reserve Fund in respect of such Terminated Loans pursuant to Section 6.05(c)(ii) of the Security Agreement (to the extent there are any funds in the Reserve Fund) or (II) which results from a prepayment in full of such Mortgage Loan equal to (i) the Outstanding Purchase Price of such Mortgage Loan less (ii) the principal payments that were deposited in the Collateral Account on or prior to such date. To the extent that the Partial Termination Payment is a positive number, Party A shall pay such amount to Party B and to the extent that it is a negative number, Party B shall pay to Party A an amount equal to the absolute value thereof.

“Security Agreement” means the Security Agreement, dated as of September 5, 2003, by and between Deutsche Bank Trust Company Americas, as Collateral Agent, and Party B, as such agreement may be amended, modified or supplemented from time to time.

“Servicing Fee” has the meaning set forth in the Mortgage Loan Purchase and Servicing Agreement.

“Terminated Loan” has the meaning set forth in the section entitled “Interim Payment Dates.”

1.	Payment Instructions: Party A To be provided in written instructions. Party B To be provided in written instructions.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by returning an executed copy of this Confirmation to us.

Yours sincerely, Citibank, N.A.

By:	/s/ STEVEN T. INCONTRO

Name:	Steven T. Incontro
Title:	Director

Confirmed as of the date first written: Von Karman Funding LLC By: New Century Mortgage Corporation, as Manager

By:	/s/ PATRICK FLANAGAN

Name:	Patrick Flanagan
Title	President